RG Barry Brands Reports Record 3rd Quarter Earnings

PICKERINGTON, Ohio, May 7, 2013 /PRNewswire/ -- Accessories marketer R.G. Barry Corporation (Nasdaq: DFZ) today reported strong operating results for its fiscal 2013 third quarter, ended March 30.

On a consolidated quarterly basis, the Company reported:

  Net sales of $25.8 million, up 2.7% from $25.1 million for the third quarter of fiscal 2012;
  A net earnings increase of 84.8% to $1.5 million, or $0.13 per diluted share, versus net earnings of $0.8 million, or $0.07 per diluted share, in the comparable period last year;
  Gross profit as a percent of net sales expanded by 130 basis points to 45.9% from 44.6% one year ago; and
  Selling, general and administrative expenses were down 2.9% from the equivalent period last year at $9.6 million.

For the nine months, the Company's consolidated results included:

  A 7.2% decline in net sales to $121.5 million versus $130.9 million one year ago;
  Net earnings of $13.0 million, or $1.13 per diluted share, down from $14.1 million, or $1.24 per diluted share, in the corresponding period of fiscal 2012;
  Improved gross profit as a percent of net sales at 43.9% compared to 43.1% in the equivalent nine-months last year; and
  Selling, general and administrative expenses down 2.0% from the comparable nine-month period last year at $32.5 million.

The Company said that net sales in its Footwear segment declined for both the quarter and nine months. Quarterly net sales of $16.4 million were down 4.1%, reflecting fewer shipments to mass and off-price customers. Nine-month net sales declined 12.1% to $94.2 million, reflecting, in part, the impact of the company's decision last year to eliminate some under-performing elements of its footwear business; loss of a seasonal men's slipper business in a national department store chain; and reduction in the size of some seasonal club programs versus 2012. Gross profit as a percentage of net sales in the footwear segment was 40.0% for the quarter and 40.4% for the nine months, reflecting improvement over the comparable periods by 60 and 40 bps, respectively. The segment generated operating profit of $2.5 million for the quarter, up 5.2% from $2.4 million one year ago; and $23.1 million for the nine months, down 14.2% from $27.0 million in the equivalent period of fiscal 2012.

In the Company's Accessories segment, quarterly net sales were $9.4 million, up 17.3% from one year ago; and nine-month net sales of $27.4 million were up 15.2% versus the comparable period last year. Segment gross profit as a percentage of net sales for the quarter expanded by 60 bps to 56.3% versus one year ago; and nine-month gross profit as a percentage of net sales was 55.7%, down 150 bps from the comparable period of fiscal 2012. The Accessories segment generated operating profit of $2.1 million for the quarter, up 44.4%; and $5.4 million for the nine months, an increase of 13.3% over the previous year.

The Company's balance sheet reflected:

  Cash and short-term investments increased by 11.4% to $44.8 million from $40.2 million one year ago;
  Consolidated inventory at $17.3 million was relatively flat versus the equivalent period last year; and
  Net shareholders' equity of $85.5 million was up from $75.8 million reported at the end of the third quarter in fiscal 2012.

Management Comments
"The strong performance of our Accessories segment and its contribution to our operating results combined with benefits realized by eliminating under-performing components of our Footwear business add to the viability of our evolving business model and position us for significant growth in the next three-to-five years," said Greg Tunney, President and Chief Executive Officer. "We will continue to focus on meeting challenges in the marketplace through excellent performance, superior products and our growing portfolio of great accessories brands."

"Both of our business coalitions performed at or above planned levels and our quarterly earnings nearly doubled over last year's, making this the best March-ending quarter in our Company's 66-year history from a profit perspective," added Jose Ibarra, Senior Vice President Finance and Chief Financial Officer. "We have clean and current inventories, a healthy cash position and the strategies necessary to continue expanding our footprint through organic and acquisition growth."

Mr. Tunney continued, "While we will not match the record level of last year's performance, this will be a very good year for our business. We will end Fiscal 2013 on June 29 as one of our industry's top performers.

"We are focused on the strategies that will drive long-term, profitable growth. We are investing in our platforms and our people. We are expanding into new and underserved markets. And, we are seeking out and acquiring successful accessories brands that can help propel us to the next level. We are quite confident that we can achieve our growth and profitability targets for the businesses," he concluded.

Conference Call/Webcast Today
R.G. Barry Corporation senior management will conduct a conference call for all interested parties at 9:00 a.m. Eastern Standard Time today. Management will discuss the Company's performance, its plans for the future and will accept questions from participants. The conference call is available at (800) 860-2442 in the U.S., (866) 605-3852 in Canada and +1 (412) 858-4600 internationally until five minutes before starting time. To listen via the Internet, log on at: http://www.videonewswire.com/event.asp?id=93725.

Replays of the call will be available several hours after its completion. The audio replay can be accessed through 9 a.m. Eastern Daylight Time, Tuesday, May 21, 2013 at 877.344.7529 (U.S.) and +1.412.317.0088 (Canada/international); ask for conference 10028237. A written transcript and audio replay of the call will be posted for at least 12 months at the Investor Room section of rgbarry.com.

About RG Barry
RG Barry develops great accessories brands that provide fashionable, solution-oriented products that touch consumers. Our primary brands include: Dearfoams slippers dearfoams.com; baggallini handbags, totes and travel accessories baggallini.com; and Foot Petals premium insoles and comfort products footpetals.com. To learn more, visit us at rgbarry.com.

Forward-Looking Statements
Some of the disclosures in this news release contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "expect," "could," "should," "anticipate," "believe," "estimate," or words with similar meanings. Any statements that refer to projections of our future performance, anticipated trends in our business and other characterizations of future events or circumstances are forward-looking statements. These statements, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, are based upon our current plans and strategies and reflect our current assessment of the risks and uncertainties related to our business. These risks include, but are not limited to: our continuing ability to source products from third parties located within and outside North America; competitive cost pressures; the loss of retailer customers to competitors, consolidations, bankruptcies or liquidations; shifts in consumer preferences; the impact of the global financial crisis and general economic conditions on consumer spending; the impact of the highly seasonal nature of our footwear business upon our operations; inaccurate forecasting of consumer demand; difficulties liquidating excess inventory; disruption of our supply chain or distribution networks; our ability to secure and protect trademarks and other intellectual property; our ability to implement new enterprise resource information systems; a failure in or a breach of our operational or security systems or infrastructure, or those of our third-party suppliers and other service providers, including as a result of cyber-attacks; the unexpected loss of any of the skills and experience provided by our senior officers; our ability to successfully integrate any new business acquisitions; and our investment of excess cash in certificates of deposit and other variable rate demand note securities. You should read this news release carefully because the forward-looking statements contained in it may (1) discuss our future expectations; (2) contain projections of our future results of operations or of our future financial condition; or (3) state other "forward-looking" information. The risk factors described in this news release and in our filings with the Securities and Exchange Commission (the "SEC"), in particular "Item 1A. Risk Factors" of Part I of our Annual Report on Form 10-K for the fiscal year ended June 30, 2012 (the "2012 Form 10-K"), give examples of the types of uncertainties that may cause actual performance to differ materially from the expectations we describe in our forward-looking statements. If the events described in "Item 1A. Risk Factors" of Part I of our 2012 Form 10-K occur, they could have a material adverse effect on our business, operating results and financial condition. You should also know that it is impossible to predict or identify all risks and uncertainties related to our business. Consequently, no one should consider any such list to be a complete set of all potential risks and uncertainties. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the statement is made to reflect unanticipated events, except as required by applicable law. Any further disclosures in our filings with the SEC should also be considered.

R.G. BARRY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands of dollars, except for per share data)

	Thirteen	Thirteen		Thirty-nine	Thirty-nine
	Weeks Ended	Weeks Ended		Weeks Ended	Weeks Ended
	(unaudited)	(unaudited)	% Increase	(unaudited)	(unaudited)	% Increase
	March 30, 2013	March 31, 2012	Decrease	March 30, 2013	March 31, 2012	Decrease
Net sales	$ 25,803	$ 25,114	2.7%	$ 121,540	$ 130,943	-7.2%
Cost of sales	13,951	13,921	0.2%	68,217	74,501	-8.4%
Gross profit	11,852	11,193	5.9%	53,323	56,442	-5.5%

Gross profit (as percent of net sales)	45.9%	44.6%		43.9%	43.1%

Selling, general and administrative expenses	9,573	9,855	-2.9%	32,493	33,150	-2.0%

Operating profit	2,279	1,338	70.3%	20,830	23,292	-10.6%

Other income	357	221		821	396
Interest expense, net	(131)	(161)	-18.6%	(483)	(604)	-20.0%

Earnings, before income taxes	2,505	1,398	79.2%	21,168	23,084	-8.3%

Income tax expense	964	564	70.9%	8,193	9,009	-9.1%

Net earnings	$ 1,541	$ 834	84.8%	$ 12,975	$ 14,075	-7.8%

Earnings per common share
Basic	$ 0.14	$ 0.07	100.0%	$ 1.14	$ 1.26	-9.5%
Diluted	$ 0.13	$ 0.07	85.7%	$ 1.13	$ 1.24	-8.9%

Weighted average number of common shares outstanding
Basic	11,377	11,245		11,344	11,187
Diluted	11,532	11,444		11,510	11,388

CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)
	(unaudited)	(unaudited)
	March 30, 2013	March 31, 2012		June 30, 2012

ASSETS
Cash & short-term investments	$ 44,753	$ 40,178		$ 41,711
Accounts receivable, net	15,686	14,903		13,176
Inventory	17,291	16,998		21,149
Prepaid expenses and other current assets	2,859	2,885		2,864
Total current assets	80,589	74,964		78,900

Net property, plant and equipment	4,091	4,364		4,186

Other assets	44,055	45,549		45,180
Total assets	$ 128,735	$ 124,877		$ 128,266

LIABILITIES & SHAREHOLDERS' EQUITY
Short-term notes payable	4,286	6,035		6,036
Accounts payable	3,950	2,924		10,962
Other current liabilities	7,099	7,947		5,701
Total current liabilities	15,335	16,906		22,699

Long-term debt	17,143	21,430		20,357
Accrued retirement costs and other	10,807	10,696		10,803
Shareholders' equity, net	85,450	75,845		74,407
Total liabilities & shareholders' equity	$ 128,735	$ 124,877		$ 128,266

CONTACT: Roy Youst, RG Barry Investor Relations 614.729.7200, Jose G. Ibarra, Senior VP Finance/CFO 614.864.6400